123549575.1 #12675775v8\030371\0001 February 8, 2024 PERSONAL AND CONFIDENTIAL Jason Roswig 28 Greenleaf Rd Bluffton, SC 29910 jason.roswig@gmail.com Dear Jason: This letter (the “Agreement”) confirms the agreement between you and Skillz Inc. (the “Company”) regarding the end of your employment with the Company and the resolution of any disputes between you and the Company. 1. Transition and Separation Date. (a) Transitional Services. Your employment with the Company ended effective January 8, 2024 (the “Separation Date”). You agree that from the Separation Date through April 8, 2024 (the “Consulting Separation Date” and such period, the “Transition Period”), you will perform the following services remotely: (i) assist with the transition of your responsibilities in a satisfactory and appropriate manner as may be requested by the Company; and (ii) engage in a positive manner with Company personnel, clients, and representatives (collectively, the “Transitional Services”). The Company may not terminate the Transition Period prior to April 8, 2024 other than for Cause (as defined below). Unless otherwise agreed between you and the Company, you will devote up to a total of 40 hours of Transitional Services during the Transition Period. For the avoidance of doubt, your attendance at the Company’s offices will not be required during the Transition Period. During the Transition Period, you will be an independent contractor of the Company, paid at a flat weekly rate of $9,615.38 (the “Consulting Fee”) and you will receive a one-time lump sum cash payment in an amount equal to the total cost of the monthly premiums associated with coverage for you and your eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the Transition Period, which will be paid to you within 15 business days after the date hereof. The first installment of the Consulting Fee will be paid on the next regularly administered pay period following the date hereof and will include any amounts that were not paid following the Separation Date because this Agreement had not yet been executed. This Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between you and the Company for any purpose. In your capacity as an independent contractor performing services under this Agreement, you have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent. Without limiting the prior two sentences, during the Transition Period, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees and, except as provided herein, the Company will not be responsible for withholding

123549575.1 2 #12675775v8\030371\0001 or paying any income, payroll, Social Security or other federal, state, or local taxes, making any insurance contributions, including your unemployment or disability, or obtaining workers’ compensation insurance on your behalf. You shall be responsible for all such taxes or contributions, including penalties and interest. Notwithstanding the foregoing, following the Separation Date, you will be eligible to continued group health coverage for you and your eligible dependents pursuant to COBRA. You agree that you will not represent to anyone that you are still an employee of the Company after the Separation Date. For purposes of this Agreement, “Cause” shall mean (x) your willful misconduct or gross negligence in the performance of the Transitional Services or (y) your material breach of your continuing obligations under the Confidentiality Agreement (as defined below). (b) Termination of Corporate Housing Lease. The Company will be solely responsible for timely paying any remaining rent, fees associated with the termination of the lease or lease takeover and any other costs, damages or liabilities, as applicable, for your corporate housing in Las Vegas, Nevada (the “Corporate Apartment”) as of, and following, the Separation Date. The Company will indemnify you for all losses, damages or liabilities, as applicable related to the Corporate Apartment incurred after the Separation Date. 2. No Other Monies Owed. The Company shall pay or provide to you (i) the amount of your base salary that has remained unpaid through the Separation Date, which shall be paid on the first regularly scheduled payroll date following the Separation Date; (ii) reimbursement for any unreimbursed business expenses that you properly incurred prior to the Separation Date, which shall be paid in accordance with the Company’s expense policy; and (iii) any accrued and vested benefits available to you under the express terms and conditions of any Company employee benefit plan in which you participated immediately prior to the Separation Date, in accordance with the applicable plan; (collectively, the “Accrued Obligations”). You acknowledge and agree that, with the payment of your final paycheck, you will have been timely paid all of your wages and other remuneration earned through the Separation Date. You acknowledge and agree that, other than the Accrued Obligations, prior to the execution of this Agreement, you were not entitled to receive any further payments or benefits from the Company in connection with your employment other than the benefits required pursuant to COBRA and similar state law, and the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement. You agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company. 3. Equity. You acknowledge and agree that Schedule A hereto sets forth, if applicable: (a) options to purchase shares of the Company’s Class A Common Stock (“Options”); (b) restricted stock units representing restricted shares of the Company’s Class A Common Stock (“RSUs”); and

123549575.1 3 #12675775v8\030371\0001 (c) performance stock units representing restricted shares of the Company’s Class A Common Stock (“PSUs” and collectively with Options and RSUs, “Equity Awards”), in each case, previously granted to you under the Skillz Inc. 2020 Omnibus Incentive Plan, as amended from time to time (the “Plan”) and, with respect thereto, the number of Equity Awards which will have vested and the number of Options exercised by you, each as of the Consulting Separation Date. The Equity Awards, and any shares acquired pursuant to the exercise of the Options or vesting of RSUs or PSUs will remain subject to the terms and conditions of your Equity Documents1 and the Plan, including the termination provisions set forth therein. The unvested portion of the Equity Awards shall remain outstanding and eligible to vest (a) during the Transition Period, and (b) upon the consummation of a Change in Control in accordance with the Skillz Inc. Executive Severance and Change in Control Plan (the “Executive Severance Plan”) for a period of three months following the Consulting Separation Date (the “Vesting Tail Period”). Any unvested Equity Awards that fail to vest during such Vesting Tail Period, shall be automatically forfeited upon the expiration of the Vesting Tail Period. Further, you acknowledge and agree that, other than as provided herein, you do not have any right, title, claim or interest in or to any other Company securities, including, without limitation, any shares of the Company’s capital stock or any other options, restricted stock awards, restricted stock unit awards, other stock- or equity- related rights or other equity incentives or bonuses not expressly set forth in this Agreement, except to the extent you have purchased shares of the Company’s Class A Common Stock through a brokerage account unrelated to your employment with the Company. 4. Severance. Subject to, and in consideration for, your timely execution and non- revocation of this Agreement, and provided you comply with all of the terms and conditions of this Agreement, and the Confidentiality Agreement, the Company will provide you with the following benefits, without duplication: (a) Severance. The Company agrees to pay you a lump sum severance payment of $250,000.00, less all applicable withholdings and deductions, which will be paid to you within 15 business days after the Consulting Separation Date; and (b) COBRA Premiums. The Company agrees to pay a lump sum payment equal to the total cost of the monthly premiums associated with coverage for you and your eligible dependents under COBRA for a period of 6 months, which will be paid to you within 15 business days after the Separation Date. (c) Subsequent Change in Control. Notwithstanding the forgoing provisions, in the event the Company consummates a Change in Control (as defined in the Executive Severance Plan) within three months following the Separation Date, you shall be eligible to receive the full CIC Severance benefit for Tier 2 Executives (each as defined in the Executive Severance Plan). (d) Indemnification; D&O Coverage; Cooperation. The Company agrees that (x) if you are made a party, or are threatened to be made a party, or reasonably anticipates being 1 “Equity Documents” means, as and to the extent applicable, (a) with respect to any Options, each Notice of Stock Option Grant, Stock Option Agreement, Notice of Exercise, (b) with respect to any RSUs, Restricted Stock Unit Award Agreement, and (c) with respect to any PSUs, Performance Stock Unit Award Agreement.

123549575.1 4 #12675775v8\030371\0001 made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (a “Proceeding”) or (y) if any claim, dispute, demand, request, threat, discovery request or request for testimony or information (a “Claim”) is made, or threatened to be made, by any person or entity, and such Proceeding or Claim arises out of or relates to your positions with, or services for the Company or any of its subsidiaries and affiliates (including, for the avoidance of doubt, any Claims relating to the Corporate Apartment), then you will promptly be indemnified and held harmless by the Company to the fullest extent permitted by the Company’s plans, programs, agreements, arrangements or governing documents or, if greater, by applicable law, against any and all costs, expenses, liabilities, and losses (including but not limited to attorneys’ fees and costs). The Company will, in addition, advance to you, or pay directly, all costs and expenses incurred by you in connection with any such Proceeding or Claim, or in connection with your seeking to enforce your rights under this section, within fifteen (15) days after receiving written notice requesting such an advance and enclosing customary supporting documentation, provided only that such notice includes an unsecured undertaking by you to repay the amount advanced if you are ultimately determined, by a court of competent jurisdiction, not to be entitled to indemnification against such costs and expenses. The foregoing rights to indemnification and advancement will survive the Consulting Separation Date. Nothing herein shall limit any right that you may have in respect of indemnification, contribution, advancement, or liability insurance coverage under any other plan, agreement, policy or arrangement of the Company or any of its subsidiaries or affiliates, or under applicable law. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the your Transition Period and for six years thereafter, providing coverage to you that is no less favorable to you in any respect than the coverage then being provided to any other then current or former director or officer of the Company. During and following the Transition Period, the Company shall reimburse you for reasonable pre-approved out-of-pocket expenses incurred in connection with your cooperation with the Company concerning matters including, but not limited to, business items with which you had direct involvement in or knowledge of and any litigation, arbitration, regulatory proceeding or other similar process involving or relating to the Company. 5. YOUR GENERAL RELEASE. IN CONSIDERATION FOR RECEIVING THE CONSIDERATION UNDER THIS AGREEMENT, YOU HEREBY WAIVE AND RELEASE TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL CLAIMS OR CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, AGAINST THE COMPANY AND/OR ITS PREDECESSORS, SUCCESSORS, PAST, PRESENT OR FUTURE SUBSIDIARIES, AFFILIATED COMPANIES, INVESTORS, BRANCHES OR RELATED ENTITIES (EACH IN THEIR RESPECTIVE CAPACITIES AS SUCH, AND COLLECTIVELY, INCLUDING THE COMPANY, THE “ENTITIES”) AND THE ENTITIES’ RESPECTIVE PAST, PRESENT OR FUTURE INSURERS, OFFICERS, DIRECTORS, AGENTS, ATTORNEYS, EMPLOYEES, STOCKHOLDERS, THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (EACH IN THEIR RESPECTIVE CAPACITIES AS SUCH, AND COLLECTIVELY WITH THE ENTITIES, THE “RELEASED PARTIES”), WITH RESPECT TO ANY MATTER, INCLUDING, WITHOUT LIMITATION, ANY MATTER RELATED TO YOUR EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF THAT EMPLOYMENT RELATIONSHIP.

123549575.1 5 #12675775v8\030371\0001 THIS WAIVER AND RELEASE INCLUDES, WITHOUT LIMITATION, CLAIMS UNDER THE EMPLOYEE RETIREMENT INCOME SECURITY ACT (ERISA); WARN ACT CLAIMS (FEDERAL OR STATE); CLAIMS FOR ATTORNEYS’ FEES OR COSTS; ANY AND ALL CLAIMS FOR STOCK, STOCK OPTIONS, RESTRICTED STOCK UNITS, OR OTHER EQUITY SECURITIES OF THE COMPANY; PENALTIES CLAIMS; WAGE AND HOUR CLAIMS; STATUTORY CLAIMS; TORT CLAIMS; CONTRACT CLAIMS; CLAIMS OF WRONGFUL DISCHARGE, CONSTRUCTIVE DISCHARGE, EMOTIONAL DISTRESS, DEFAMATION, INVASION OF PRIVACY, FRAUD, BREACH OF CONTRACT, AND BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING; CLAIMS FOR RETALIATION; CLAIMS RELATED TO DISCRIMINATION OR HARASSMENT BASED ON ANY PROTECTED BASIS, UNDER TITLE VII OF THE CIVIL RIGHTS ACT, THE AMERICANS WITH DISABILITIES ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OR ANY OTHER FEDERAL, STATE, OR LOCAL LAW PROHIBITING DISCRIMINATION, HARASSMENT OR RETALIATION (ALTHOUGH YOU ACKNOWLEDGE THAT YOU HAVE NOT ASSERTED, AND YOU ARE OTHERWISE NOT AWARE OF ANY BASIS FOR, ANY CLAIM AGAINST THE RELEASED PARTIES OF OR INVOLVING DISCRIMINATION, HARASSMENT, INCLUDING SEXUAL HARASSMENT, OR RETALIATION); AND CLAIMS UNDER ALL OTHER FEDERAL, STATE AND LOCAL LAWS, ORDINANCES AND REGULATIONS. You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. By signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and any right to individual monetary recovery. However, nothing in this Agreement precludes you from initiating and participating in any investigation or proceeding before any government agency or body and you do not need to provide notice to or obtain authorization from the Company to do so. Further, nothing in this Agreement (a) is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program, or (b) waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or state legislature. This waiver and release covers only those claims that arose prior to your execution of this Agreement. The waiver and release does not apply to (i) claims for enforcement of this Agreement or (iii) any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.

123549575.1 6 #12675775v8\030371\0001 6. WAIVER OF UNKNOWN CLAIMS. YOU UNDERSTAND AND ACKNOWLEDGE THAT YOU ARE RELEASING POTENTIALLY UNKNOWN CLAIMS, AND THAT YOU MAY HAVE LIMITED KNOWLEDGE WITH RESPECT TO SOME OF THE CLAIMS BEING RELEASED. YOU ACKNOWLEDGE THAT THERE IS A RISK THAT, AFTER SIGNING THIS AGREEMENT, YOU MAY LEARN INFORMATION THAT MIGHT HAVE AFFECTED YOUR DECISION TO ENTER INTO THIS AGREEMENT. YOU ASSUME THIS RISK AND ALL OTHER RISKS OF ANY MISTAKE IN ENTERING INTO THIS AGREEMENT. YOU AGREE THAT THIS AGREEMENT IS FAIRLY AND KNOWINGLY MADE. In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” 7. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have 21 calendar days within which to consider this Agreement (although you may choose to execute Agreement earlier); (d) you have 7 calendar days following the execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective until the eighth day after you sign this Agreement and the Supplemental Release, a copy of which is attached as Exhibit B, provided that you have not revoked either (“Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this paragraph (the last day of such consideration period, the “Deadline”). To revoke the Agreement, you must email to People Operations a written notice of revocation at PeopleOps@skillz.com, prior to the end of the 7-day period. You acknowledge that your consent to this Agreement is knowing and voluntary. The severance offer will be automatically withdrawn if you do not sign the Agreement by the Deadline. The severance offer will be automatically withdrawn if you do not sign the Agreement by the Deadline. 8. No Admission. Nothing in this Agreement shall constitute or be treated as an admission by the Company or the Released Parties of any liability, wrongdoing, or violation of law. 9. Continuing Obligations. At all times in the future, you will remain bound by and agree to comply with your Confidential Information and Invention Assignment Agreement that you executed in connection with your employment with the Company (the “Confidentiality Agreement”), a copy of which is attached as Exhibit A.

123549575.1 7 #12675775v8\030371\0001 10. Return of Company Property. You agree that within seven days following the Consulting Separation Date, or upon a demand by the Company, you will return to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form) and credit cards, and that you will return and/or, if incapable of being returned, you will delete, destroy, and finally purge all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in a cloud environment or in your personal computer, USB drives or in any other device that will remain in your possession after the Separation Date), except that for any property incapable of being returned, you agree to preserve any such Company property that is subject to any applicable hold notices. You further agree to sign the Termination Certification attached to the Confidentiality Agreement on or after your Separation Date and return an executed copy to People Operations at PeopleOps@skillz.com by the Deadline. Your receipt of the severance benefits offered under this Agreement is contingent upon compliance with this provision. Notwithstanding the foregoing, you may continue to use your Company issued laptop computer for the provision of the Transitional Services during the Transition Period. 11. Non-Disparagement. You agree not to disparage or encourage or induce others to disparage the Company or any of the Released Parties, and the Company agrees that it will direct its officers, directors and other senior executives not to disparage or encourage or induce others to disparage you. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements on social media or the internet, or to any person or entity including, but not limited to, the press and/or media, current or former employees, board members, business partners or customers of the Company or any entity with whom you or the Company have a business relationship, that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Released Parties (including, but not limited to, any business plans or prospects), (b) your business interests, (c) the Company’s existing or future business interests, or (d) the reputation of either you or the Company or any of the Released Parties, as applicable. A breach of this provision will be deemed to be a material breach of this Agreement. Nothing in this Agreement prohibits you from providing truthful information as required by law, including in a legal proceeding or a government investigation. Further, nothing in this Agreement prevents you from exercising rights under Section 7 of the National Labor Relations Act to engage in concerted activities for the purpose of collective bargaining or other mutual aid or protection, as applicable. 12. Neutral Reference. The Company agrees that in response to any inquiries for employment references that are directed to its Human Resources Department, the Company shall provide a neutral reference and shall solely provide Employee’s dates of employment and positions held, and shall specifically state that it is the Company’s policy to only provide such information. Any requests for references should be made solely to the Head of People, who can be reached at HR@skillz.com. 13. Dispute Resolution; Arbitration Agreement. You and the Company agree that any and all claims or disputes arising out of or relating to this Agreement shall be resolved by final, binding and confidential arbitration before a single arbitrator in Las Vegas, Nevada (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and

123549575.1 8 #12675775v8\030371\0001 the Company agree to first attempt to resolve the dispute Informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees and costs to the prevailing party. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act. 14. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to you or made on your behalf under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. You further agree to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) your failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs. 15. Breach. In the event that you breach any of your obligations in any material respect under this Agreement or as otherwise imposed by law, the Company will be entitled to discontinue or recover payment of the severance benefits and other consideration to be paid or provided under this Agreement and to obtain all other relief provided by law or equity. 16. Entire Agreement. You agree that except for the Confidentiality Agreement, the Equity Documents, and as otherwise expressly provided in this Agreement, this Agreement renders null and void any and all prior or contemporaneous agreements between you and the Company or any affiliate of the Company, including, but not limited to, any offer letter and/or incentive compensation agreement entered into by and between you and the Company. You and the Company agree that this Agreement and its attachments constitutes the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company. 17. Governing Law. Except as to the arbitration provision, this Agreement shall be construed and interpreted in accordance with the laws of the state of Nevada without regard to conflict of laws.

123549575.1 9 #12675775v8\030371\0001 18. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law. 19. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. You and the Company agree that execution via DocuSign or another similar electronic signature service, or of a scanned image, shall have the same force and effect as execution of an original, that an electronic signature or scanned image of a signature shall be deemed an original and valid signature, and that the Agreement may not be challenged on the basis of such signatures. You have a right to consult with an attorney regarding this Agreement. To accept this Agreement, please sign and date this Agreement by the Deadline. Sincerely, SKILLZ, INC. By: (Signature) Name: Andrew Dahlinghaus Title: General Counsel My agreement with the terms and conditions of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement, that I have a right to consult with an attorney regarding this Agreement, and that I sign this release of all claims knowingly and voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement. Signed Dated: Jason Roswig Schedule A: Equity Exhibit A: Confidential Information and Invention Assignment Agreement Exhibit B: Supplemental Release

123549575.1 10 #12675775v8\030371\0001 SCHEDULE A EQUITY RSUs and PSUs Grant Number Total Subject to Grant Quarterly Vested RSUs as of January 8, 2024 Partial vesting (as of Jan. 8) for vesting period ending February 8 RSU2020-0755 520,607 162,689 21,692

123549575.1 11 #12675775v8\030371\0001 EXHIBIT A Confidential Information and Invention Assignment Agreement

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT Jason Roswig June 1, 2022 As a condition of my becoming employed (or my employment being continued) by Skillz Inc., a Delaware corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, the receipt of Confidential Information (as defined below) while associated with the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby agree to the following: 1. Relationship. This Confidential Information and Invention Assignment Agreement (this “Agreement”) will apply to my employment relationship with the Company. If that relationship ends and the Company, within one (1) year thereafter, either reemploys me or engages me as a consultant, I agree that this Agreement will also apply to such later employment or consulting relationship, unless the Company and I otherwise agree in writing. Any employment or consulting relationship between the parties hereto, whether commenced prior to, upon or after the date of this Agreement, is referred to herein as the “Relationship.” 2. Applicability to Past Activities. The Company and I acknowledge that I may have performed work, activities, services or made efforts on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company in anticipation of my involvement with the Company, that would have been within the scope of my duties under this agreement if performed during the term of this Agreement, for a period of time prior to the Effective Date of this Agreement (the “Prior Period”). Accordingly, if and to the extent that, during the Prior Period: (i) I received access to any information from or on behalf of the Company that would have been Confidential Information (as defined below) if I received access to such information during the term of this Agreement; or (ii) I (a) conceived, created, authored, invented, developed or reduced to practice any item (including any intellectual property rights with respect thereto) on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company in anticipation of my involvement with the Company, that would have been an Invention (as defined below) if conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement; or (b) incorporated into any such item any pre-existing invention, improvement, development, concept, discovery or other proprietary information that would have been a Prior Invention (as defined below) if incorporated into such item during the term of this Agreement; then any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed an “Invention” or “Prior Invention” hereunder, and this Agreement shall apply to such activities, information or item as if disclosed, conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement. 3. Confidential Information. a. Protection of Information. I understand that during the Relationship, the Company intends to provide me with certain information, including Confidential Information (as defined below), without which I would not be able to perform my duties to the Company. At all times during the term of the Relationship and thereafter, I shall hold in strictest confidence, and not use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, and not disclose to any person, firm, DocuSign Envelope ID: 0796E7B8-CADF-477E-A8AF-561633F4C3BD2AD3C6DC-6A93- F3B-BE96-ED58B43 2D72

corporation or other entity, without written authorization from the Company in each instance, any Confidential Information that I obtain, access or create during the term of the Relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. I shall not make copies of such Confidential Information except as authorized by the Company or in the ordinary course of my obligations to the Company under the Relationship. b. Confidential Information. I understand that “Confidential Information” means any and all information and physical manifestations thereof not generally known or available outside the Company and information and physical manifestations thereof entrusted to the Company in confidence by third parties, whether or not such information is patentable, copyrightable or otherwise legally protectable. Confidential Information includes, without limitation: (i) Company Inventions (as defined below); and (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, algorithms, developments, inventions, patent applications, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, agreements with third parties, lists of, or information relating to, employees and consultants of the Company (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to me by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation. c. Third Party Information. My agreements in this Section 3 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence. During the term of the Relationship and thereafter, I will not improperly use or disclose to the Company any confidential, proprietary or secret information of my former employer(s) or any other person, and I will not bring any such information onto the Company’s property or place of business. d. Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information. e. U.S. Defend Trade Secrets Act. Notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. 4. Ownership of Inventions. a. Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a complete list describing with particularity all Inventions (as defined below) that, as of the Effective Date: (i) have been created by or on behalf of me, and/or (ii) are owned exclusively by me or jointly by me with others or in which I have an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder (collectively “Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Inventions at the time of DocuSign Envelope ID: 0796E7B8-CADF-477E-A8AF-561633F4C3BD2AD3C6DC-6A93- F3B-BE96-ED58B43 2D72

signing this Agreement, and to the extent such Inventions do exist and are not listed on Exhibit A, I hereby irrevocably and forever waive any and all rights or claims of ownership to such Inventions. I understand that my listing of any Inventions on Exhibit A does not constitute an acknowledgement by the Company of the existence or extent of such Inventions, nor of my ownership of such Inventions. I further understand that I must receive the formal approval of the Company before commencing my Relationship with the Company. b. Use or Incorporation of Inventions. If in the course of the Relationship, I use or incorporate into any of the Company’s products, services, processes or machines any Invention not assigned to the Company pursuant to Section 4(d) of this Agreement in which I have an interest, I will promptly so inform the Company in writing. Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute such Invention under all applicable intellectual property laws without restriction of any kind. c. Inventions. I understand that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, modifications, improvements, derivative works, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. I understand this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. I understand that “Company Inventions” means any and all Inventions that I may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of the Relationship or otherwise in connection with the Relationship, except as otherwise provided in Section 4(g) below. d. Assignment of Company Inventions. I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of my right, title and interest throughout the world in and to any and all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights and other proprietary rights therein. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions. I further acknowledge that all Company Inventions that are made by me (solely or jointly with others) within the scope of and during the period of the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary. Any assignment of Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. If I have any rights to the Company Inventions, other than Moral Rights, that cannot be assigned to the Company, I hereby unconditionally and irrevocably grant to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, distribute, display, perform, prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import, practice methods, processes and procedures and otherwise use and exploit, such Company Inventions. e. Maintenance of Records. I shall keep and maintain adequate and current written records of all Company Inventions made or conceived by me (solely or jointly with others) during the term of the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. I shall not remove such records from the Company’s place of business or systems except as expressly permitted by Company policy which may, from time to time, be revised at the sole DocuSign Envelope ID: 0796E7B8-CADF-477E-A8AF-561633F4C3BD2AD3C6DC-6A93- F3B-BE96-ED58B43 2D72

election of the Company for the purpose of furthering the Company’s business. I shall deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 5 and Section 6. f. Intellectual Property Rights. I shall assist the Company, or its designee, at its expense, in every proper way in securing the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, Moral Rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive and shall never assert such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. My obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity. g. Exception to Assignments. Subject to the requirements of applicable state law, if any, I understand that the Company Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention which qualifies fully for exclusion under the provisions of applicable state law, if any, attached hereto as Exhibit B. In order to assist in the determination of which inventions qualify for such exclusion, I will advise the Company promptly in writing, during and for a period of twelve (12) months immediately following the termination of the Relationship, of all Inventions solely or jointly conceived or developed or reduced to practice by me during the period of the Relationship. 5. Company Property; Returning Company Documents. I acknowledge that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored or reviewed at any time without notice. I further acknowledge that any property situated on the Company’s premises or systems and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. At the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. 6. Termination Certification. In the event of the termination of the Relationship, I shall sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certification shall in no way diminish my continuing obligations under this Agreement. 7. Notice to Third Parties. During the periods of time during which I am restricted in taking certain actions by the terms of Section 8 of this Agreement (the “Restriction Period”), I shall inform any entity or person with whom I may seek to enter into a business relationship (whether as an owner, employee, independent DocuSign Envelope ID: 0796E7B8-CADF-477E-A8AF-561633F4C3BD2AD3C6DC-6A93- F3B-BE96-ED58B43 2D72

contractor or otherwise) of my contractual obligations under this Agreement. I acknowledge that the Company may, with or without prior notice to me and whether during or after the term of the Relationship, notify third parties of my agreements and obligations under this Agreement. Upon written request by the Company, I will respond to the Company in writing regarding the status of my employment or proposed employment with any party during the Restriction Period. 8. Solicitation of Employees, Consultants and Other Parties. As described above, I acknowledge that the Company’s Confidential Information includes information relating to the Company’s employees, consultants, customers and others, and I will not use or disclose such Confidential Information except as authorized by the Company in advance in writing. I further agree as follows: a. Employees, Consultants. During the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not, directly or indirectly, solicit any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit employees or consultants of the Company, either for myself or for any other person or entity. b. Other Parties. During the term of the Relationship, I will not influence any of the Company’s clients, licensors, licensees or customers from purchasing Company products or services or solicit or influence or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. 9. At-Will Relationship. I understand and acknowledge that, except as may be otherwise explicitly provided in a separate written agreement between the Company and me, my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability, other than those provisions of this Agreement that explicitly continue in effect after the termination of the Relationship. 10. Representations and Covenants. a. Facilitation of Agreement. I shall execute promptly, both during and after the end of the Relationship, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon the Company’s written request to do so. b. No Conflicts. I represent and warrant that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by me in confidence or in trust prior to or during the Relationship. I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. I represent and warrant that I have listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.), if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company. I shall not enter into any written or oral agreement that conflicts with the provisions of this Agreement. DocuSign Envelope ID: 0796E7B8-CADF-477E-A8AF-561633F4C3BD2AD3C6DC-6A93- F3B-BE96-ED58B43 2D72

c. Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions. 11. Electronic Delivery. Nothing herein is intended to imply a right to participate in any of the Company’s equity incentive plans, however, if I do participate in such plan(s), the Company may, in its sole discretion, decide to deliver any documents related to my participation in the Company’s equity incentive plan(s) by electronic means or to request my consent to participate in such plan(s) by electronic means. I hereby consent to receive such documents by electronic delivery and agree, if applicable, to participate in such plan(s) through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. 12. Miscellaneous. a. Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law. b. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to its subject matter and merges all prior discussions between us. No amendment to this Agreement will be effective unless in writing signed by both parties to this Agreement. The Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of the Company, it being understood that, even if I am an officer of the Company, I will not have authority to give any such authorizations or waivers for the Company under this Agreement without specific approval by the Board of Directors. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. c. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns. d. Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records. e. Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable to any extent in any context, such provisions shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected. The Company and I have attempted to limit my right to use, maintain and disclose the Company’s Confidential Information, and to limit my right to solicit employees and customers only to the extent necessary to protect the Company from unfair competition. Should a court of competent jurisdiction determine that the scope of the covenants contained in Section 8 exceeds the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable under the circumstances existing at that time. f. Remedies. I acknowledge that violation of this Agreement by me may cause the Company irreparable harm, and therefore I agree that the Company will be entitled to seek extraordinary relief in DocuSign Envelope ID: 0796E7B8-CADF-477E-A8AF-561633F4C3BD2AD3C6DC-6A93- F3B-BE96-ED58B43 2D72

court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, that a $1,000 bond will be adequate), in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement. g. Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF. h. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature. The parties have executed this Confidential Information and Invention Assignment Agreement on the respective dates set forth below, to be effective as of the Effective Date first above written. THE COMPANY: SKILLZ INC. Andrew Paradise Chief Executive Officer EMPLOYEE: Jason Roswig [counterpartySignerSignature_kYz6OXt] Address: Email: [counterpartySignerEmail_0C0FZ0r] DocuSign Envelope ID: 0796E7B8-CADF-477E-A8AF-561633F4C3BD jason.rosw g@gmail.com 28 Greenleaf Rd., Bluffton, SC 29910 2AD3C6DC-6A93- F3B-BE96-ED58B43 2D72

EXHIBIT A LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP EXCLUDED UNDER SECTION 4(a) AND CONFLICTING AGREEMENTS DISCLOSED UNDER SECTION 10(b) The following is a list of (i) all Inventions that, as of the Effective Date: (A) have been created by me or on my behalf, and/or (B) are owned exclusively by me or jointly by me with others or in which I have an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder and (ii) all agreements, if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company: (i) I have no inventions, improvements and/or original works to disclose. (ii) Contracting Employee Agreement, dated as of January 7, 2019, by and among myself and Blackstone Administrative Services Partnership L.P. Contracting Employee Confidentiality and/or Non-Competition and Non-Solicitation Agreement, dated as of January 7, 2019, between myself and various Blackstone entities. [counterpartySignerSignature_Wr3w5BU] Jason Roswig DocuSign Envelope ID: 0796E7B8-CADF-477E-A8AF-561633F4C3BD2AD3C6DC-6A93- F3B-BE96-ED58B43 2D72

EXHIBIT B Section 2870 of the California Labor Code is as follows: (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable. DocuSign Envelope ID: 0796E7B8-CADF-477E-A8AF-561633F4C3BD2AD3C6DC-6A93- F3B-BE96-ED58B43 2D72

EXHIBIT C TERMINATION CERTIFICATION This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Skillz Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”). I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) signed by me, including the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by the Confidentiality Agreement, and I acknowledge my continuing obligations under the Confidentiality Agreement. I further agree that, in compliance with the Confidentiality Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know- how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees. I further agree that for twelve (12) months immediately following the termination of my Relationship with the Company, I shall not either directly or indirectly solicit any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit employees or consultants of the Company, either for myself or for any other person or entity. Further, I agree that I shall not use any Confidential Information of the Company to influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. EMPLOYEE: Jason Roswig] DocuSign Envelope ID: 0796E7B8-CADF-477E-A8AF-561633F4C3BD2AD3C6DC-6A93- F3B-BE96-ED58B43 2D72

123549575.1 12 #12675775v8\030371\0001 EXHIBIT B SUPPLEMENTAL RELEASE This Supplemental Release Agreement (“Supplemental Release”), which is Exhibit B to the transition and separation agreement (the “Agreement”) is entered into by and between Skillz, Inc. (the “Company”) and you, Jason Roswig. Any term not otherwise defined herein shall have the meaning ascribed in the Agreement. 1. Severance. In exchange for your execution and non-revocation of this Supplemental Release and your compliance with all terms and conditions of the Agreement, this Supplemental Release, your Confidentiality Agreement and Company Policies, and provided you sign and return this Supplemental Release within 21 days after the Separation Date (the “Supplemental Release Deadline”), the Company will provide you with the severance set forth in Section 4 of the Agreement. 2. Your General Release. In consideration for receiving the severance payments described in Section 1 above, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you hereby extend the release of claims set forth in Section 5 of the Agreement to cover any claims against the Company or any other Released Party that may have arisen through the date you sign this Supplemental Release, including without limitation, any and all claims relating to your employment and the termination of your employment and all such other claims set forth in Section 5 of the Agreement; provided that such release shall not cover claims that cannot be released as a matter of law or that otherwise are excluded pursuant to Section 5 of the Agreement. You reaffirm and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released and you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” 3. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Supplemental Release; (b) you have a right to and should consult with an attorney prior to executing this Supplemental Release; (c) you have had at least 21 calendar days within which to consider this Supplemental Release; (d) you have 7 calendar days following the execution of the Supplemental Release to revoke this Supplemental Release; and (e) the Supplemental Release will not be effective until the eighth day after you sign this Supplemental Release provided that you have not revoked it (“Effective Date”). You agree that any modifications, material or

123549575.1 13 #12675775v8\030371\0001 otherwise, made to this Supplemental Release do not restart or affect in any manner the original 21-day consideration period provided in this paragraph. To revoke the Supplemental Release, you must email People Operations a written notice of revocation at PeopleOps@skillz.com prior to the end of the 7-day period. The severance offer will be automatically withdrawn if you do not sign the Supplemental Release by the Supplemental Release Deadline. 4. No Other Monies Owed. You acknowledge and agree that you have been paid all of your wages earned through your Separation Date. You acknowledge and agree that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Supplemental Release. You acknowledge that you have no unreimbursed business expenses. You agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company. 5. Incorporation of Agreement Provisions. You and the Company agree that the Agreement’s provisions regarding Return of Company Property, Breach, Tax Consequences, No Admission, Dispute Resolution, Governing Law, Severability and Counterparts are incorporated herein and apply to this Supplemental Release. 6. Entire Agreement. You and the Company agree that the Agreement, the Confidentiality Agreement and this Supplemental Release, constitutes the entire agreement between you and the Company regarding the subject matter and that all prior or contemporaneous negotiations, agreements, understandings, or representations are expressly superseded hereby and are of no further force and effect. This Supplemental Release may only be modified in a written document signed by you and an authorized representative of the Company. To accept this Supplemental Release, please sign and date this Supplemental Release within the Supplemental Release Deadline (but no earlier than the Separation Date). You acknowledge that you have a right to consult with an attorney and were free to do so. You acknowledge that you have read and understand the Agreement and this Supplemental Release and that you sign this release of all claims voluntarily, with full appreciation that at no time in the future may you pursue any of the rights you have waived in this Supplemental Release. The parties knowingly and voluntarily sign this Supplemental Release. Do not sign before the Separation Date. Employee Name On behalf of Skillz, Inc. Employee Signature Representative Signature Date Date